EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
California Resources Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-200610, 333-200611 and 333-208671) on Forms S-8 and S-3 of California Resources Corporation of our reports dated February 29, 2016, with respect to the consolidated balance sheets of California Resources Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated and combined statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of California Resources Corporation.

/s/ KPMG LLP

Los Angeles, California
February 29, 2016